Exhibit 15.2

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100

April 19, 2024

Concord Medical Services Holdings Limited

Room A1-A5 26/F, East Zone, Hanwei Plaza

No. 7 Guanghua Road, Chaoyang District,

Beijing 100020

People’s Republic of China

Dear Sirs:

We have acted as legal advisor as to the laws of the People’s Republic of China to Concord Medical Services Holdings Limited (the “Company”) in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended December 31, 2023 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Conventions that Apply to this Annual Report on Form 20F”, “Item 3. Key Information—PRC Regulatory Risks and Requirements”, “Item 3. Key Information—Risks Related to Doing Business in China”, “Item 3. Key Information—Regulation of Our Industry”, “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Legal and Administrative Proceedings”, “Item 8. Financial Information—E. Taxation—People’s Republic of China Taxation” in the Annual Report. We further consent to the filing of this letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng

Jingtian & Gongcheng